ROBERT CIRI


     July 29, 2002

Ventures-National Incorporated
5525 South 900 East
Suite 11D
Salt Lake City, Utah 84117

 Attention:Chief Executive Officer

Gentlemen:

     I am pleased to set forth the terms of the retention of Robert Ciri ("Ciri") by Ventures-National Incorporated (collectively with its affiliates the "Company").

      1. Ciri will assist the Company as the Company's non-exclusive consultant in connection with the following proposed activities:

      (a) advise as to the structure of the operations of the Company;

      (b) assist the Company in the identification and selection of appropriate members of management, Board of Directors, and advisory board members;

      (c) otherwise assist the Company with advancing its business objectives, including analyzing the Company's business and revenue models and capital structure, and identifying strategic partners; and

      (d) serve as a consultant to Company with functions substantially equivalent to those served by a chief operating officer and/or chief financial officer to the Company, and, on terms mutually agreeable to Ciri and the Company, to serve as an officer of the Company in either or both of such capacities.


      2.In connection with Ciri's activities on the Company's behalf, Ciri will familiarize himself with the business, operations, properties, financial condition, and prospects of the Company. In connection with Ciri's role as the Company's consultant, we would expect our services to include such additional financial advisory and related services as may be mutually agreed upon by Ciri and the Company. The retention by the Company of Ciri as consultant as heretofore described shall be for a period of one year from the date hereof.

      3.In connection with Ciri's activities on the Company's behalf, the Company will cooperate with Ciri and will furnish Ciri with all information and data concerning the Company (the "Information") which Ciri deems appropriate and will provide Ciri with access to the Company's officers, directors, employees, independent accountants, and legal counsel. The Company represents and warrants that all Information made available to Ciri by the Company will, at all times during the period of engagement of Ciri hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided by it to Ciri will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Ciri will be using and relying on the Information without independent verification thereof by Ciri or independent appraisal by Ciri of any of the Company's assets. Ciri does not assume responsibility for any information regarding the Company. Any advice rendered by Ciri pursuant to this Agreement may not be disclosed publicly without our prior written consent.

      4.In consideration of his services pursuant to this Agreement, Ciri shall be entitled to receive, and the Company agrees to issue to Ciri, upon the execution hereof, 100,000 shares of common stock of the Company (the "Common Stock"). Such shares of shall be registered on Form S-8 (or other appropriate form if Form S-8 should be unavailable) as soon as practicable following the date hereof.

      5.In addition to the fees described in Paragraph 4 above, the Company agrees to promptly reimburse Ciri for expenses incurred in connection with its retention hereunder when incurred or promptly thereafter.

      6.The Company agrees to indemnify Ciri in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

      7.Either party hereto may terminate this Agreement at any time upon 30 days' prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect:
(i) any compensation earned by Ciri up to the date of termination or completion, as the case may be, including the entirety of the consulting fees referenced in Paragraph 3 hereof; (ii) the reimbursement of expenses incurred by Ciri up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 3 through 7 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

      9.The validity and interpretation of this Agreement shall be governed by the law of the State of Delaware applicable to agreements made and to be fully performed therein.

      10.The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

      11.For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

     Very truly yours,

     /s/  Robert Ciri
     Robert Ciri

Confirmed and Agreed to:
this 29th day of July, 2002

VENTURES-NATIONAL INCORPORATED

By   /s/ John Winchester
      Name:  John Winchester
      Title:   President



Annex A

INDEMNIFICATION PROVISIONS



     Ventures-National Incorporated, a Utah corporation (the "Company"), agrees to indemnify and hold harmless Robert Ciri ("Ciri") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Ciri is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Ciri's acting for the Company, including, without limitation, any act or omission by Ciri in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated July 29, 2002, between Ciri and the Company, as it may be amended from time to time (the "Agreement"); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of Ciri. The Company also agrees that Ciri shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Ciri, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Ciri's willful misconduct.

     These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Ciri or the persons indemnified below in this sentence and shall extend to the following: Ciri , its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to Ciri in these Indemnification Provisions shall be understood to include any and all of the foregoing.

     If any action, suit, proceeding, or investigation is commenced, as to which Ciri proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Ciri to notify the Company shall not relieve the Company from its obligations hereunder. Ciri shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Ciri made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Ciri , settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Ciri of an unconditional release from all liability in respect of such claim.

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Ciri , on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Ciri, on the other hand, and also the relative fault of the Company, on the one hand, and Ciri on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Ciri shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Ciri pursuant to the Agreement.

     Neither termination nor completion of the engagement of Ciri referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.